Exhibit 2.1

Delaware The First State Page 1 6288233 8100 SR# 20254701404 You may verify this certificate online at corp.delaware.gov/authver.shtml Authentication: 205562271 Date: 12 - 09 - 25 I, CHARUNI PATIBANDA - SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “DORONI AEROSPACE, INC.”, FILED IN THIS OFFICE ON THE FIRST DAY OF DECEMBER, A.D. 2025, AT 9:43 O`CLOCK A.M.

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:43 AM 12/01/2025
FILED 09:43 AM 12/01/2025
SR 20254701404 - FileNumber 6288233

**FIFTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
DORONI AEROSPACE, INC.**

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Doroni Aerospace, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State ofDelaware (the "Delaware General Corporation Law"),

DOES HEREBY CERTIFY:

1. That the name of this corporation is Doroni Aerospace, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law on October 6, 2021 under the name Doroni Aerospace, Inc.

2. An Amended Certificate ofIncorporation of the Corporation was filed with the Secretary of State of the State of Delaware on June 30, 2022.

3. A Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on April 8, 2024;

4. A Third Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 14, 2025;

5. A Fourth Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 4, 2025 (the "Charter");

6. That the Board of Directors duly adopted resolutions proposing to amend and restate the Charter of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fifth Amended and Restated Certificate ofIncorporation of the Corporation, as amended (the "Restated Certificate"), be amended and restated in its entirety to read as follows:

ARTICLE I.

The name of this corporation is Doroni Aerospace, Inc. (the "Corporation").

ARTICLE II.

- 2 - The address of the registered office of this Corporation in the State of Delaware is 9 East Loockerman Street, Suite 311 , Dover, DE 1990 I, County of Kent, and the name of the registered agent of this Corporation in the State of Delaware at such address is GKL Registered Agents of DE, Inc . ARTICLE III. The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law. ARTICLE IV. The Corporation is authorized to issue three classes of stock to be designated "Common Stock," "Class A Common Stock," "Class B Common Stock," and "Preferred Stock." The total number of shares of Common Stock that the Corporation is authorized to issue is 65,000,000 shares, $0.00001 par value per share. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is 37,000,000 shares, $0.00001 par value per share. The total number of shares of Class B Common Stock that the Corporation is authorized to issue is 10,000,000 shares, $0.00001 par value per share. The total number of shares of Preferred Stock that the Corporation is authorized to issue is 53,000,000 shares, $0.00001 par value per share. At the effective time of this d Restated Certificate ofincorporation (the "Restated Certificate") , each of the issued and outstanding shares of Common Stock of the Corporation shall be subdivided and converted into 4 shares of Common Stock. The Preferred Stock may be issued from time to time in one or more series, each of such series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein. As of the effective date of this Restated Certificate, 2,600,000 of the Preferred Stock of the Corporation are hereby designated "Series Seed - I Preferred Stock", 20,400,000 of the Preferred Stock of the Corporation are hereby designated "Series Seed - 2 Preferred Stock", and 30,000,000 of Preferred Stock of the Corporation are hereby designated as "Series Seed - 3 Preferred Stock." A. COMMON STOCK The following rights, powers privileges and restrictions, qualifications, and limitations apply to the Common Stock. 1. General . The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and privileges of the holders of the Preferred Stock set forth in this Restated Certificate . 2. Voting . The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) . Unless required by law, there shall be no cumulative voting . The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242 (b)(2) of the General Corporation Law .

- 3 - B. CLASS A COMMON STOCK The following rights, powers privileges and restrictions, qualifications, and limitations apply to the Class A Common Stock. 1. General . The rights, preferences, privileges and restrictions of the Class A Common Stock and Common Stock shall be equal and identical in all respects except as set forth in Section B . 2 below . 2. Voting . The shares of Class A Common Stock shall be non - voting except as may otherwise be required by applicable law . Unless required by law, there shall be no cumulative voting . The number of authorized shares of Class ACommon Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242 (b)(2) of the General Corporation Law . C. CLASS B COMMON STOCK The following rights, powers privileges and restrictions, qualifications, and limitations apply to the Class B Common Stock. 1. General . The rights, preferences, privileges and restrictions of the Class B Common Stock and Common Stock shall be equal and identical in all respects except as set forth in Section C . 2 below . 2. Voting . Each holder of shares of Class B Common Stock is entitled to ten (I 0 ) votes for each share of Class B Common Stock held at all meetings of stockholders (and written actions in lieu of meetings) . Unless required by law, there shall be no cumulative voting . The number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242 (b)(2) of the General Corporation Law . D. PREFERRED STOCK The following rights, powers and privileges, and restrictions, qualifications and limitations, shall apply to the shares of Series Seed - I Preferred Stock, Series Seed - 2 Preferred Stock and Series Seed - 3 Preferred Stock (collectively, the "Series Seed Preferred Stock" or "Preferred Stock") . Unless otherwise indicated, references to "Sections" in this Part C of this Article IV refer to sections of this Part C . 1. Dividends . The holders of then outstanding shares of Preferred Stock shall be entitled to receive, only when, as and if declared by the Board of Directors, out of any funds and assets legally available therefor, on a pari passu basis with the shares of Common Stock and shares of Class ACommon Stock and shares of Class B Common Stock, dividends in an amount per share (calculated on an as converted to Common Stock basis) equal to the amount paid or set aside for

- 4 - each share of Common Stock and Class A Common Stock and Class B Common Stock ; provided, however, that the provisions of this Section I shall not apply to (i) adividend on shares of Common Stock payable only in shares of Common Stock ; (ii) a dividend on shares of Class A Common Stock payable only in shares of Class A Common Stock ; (iii) a dividend on shares of Class B Common Stock payable only in shares of Class B Common Stock, or (iv) the acquisition by the Corporation of shares of Common Stock or Class A Common Stock or Class B Common Stock in exchange for shares of other shares of Common Stock or Class A Common Stock or Class B Common Stock, respectively . 2. Liquidation, Dissolution, or Winding Up; Certain Mergers, Consolidations and Asset Sales. 1. Payments to Holders of Series Seed Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (including a Deemed Liquidation Event), the holders of shares of Series Seed Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Class ACommon Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the respective Original Issue Price (as defined below) of the applicable series of Preferred Stock, or (B) such amount per share as would have been payable had all shares of Preferred Stock been converted into shares of Common Stock pursuant to Section 4, immediately prior to such liquidation, dissolution, winding up or Deemed Liquidation Event (the "Series Preferred Liguidation Preference"). If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series Seed Preferred Stock the full amount to which they shall be entitled under this Subsection 2.1, the holders of shares of Series Seed Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The "Seed - I Preferred Original Issue Price" shall mean $2.48 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series Seed - I Preferred Stock. The "Seed - 2 Preferred Original Issue Price" shall mean $2.97 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series Seed - 2 Preferred Stock. The "Seed - 3 Preferred Original Issue Price" (and together with the Seed - I Preferred Original Issue Price and Seed - 2 Preferred Original Issue Price, the "Series Seed Preferred Original Issue Price") shall mean $3.10 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or similar recapitalization with respect to the Series Seed - 3 Preferred Stock. 2. Distribution of Remaining Assets . In the event of any Deemed Liquidation Event or voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after the payment in full of the Seed Preferred Liquidation Preference to the holders of Series Seed Preferred Stock, on a pari passu basis, required to be paid to the holders of shares of Series Seed Preferred Stock, the remaining assets of the Corporation available for distribution to its stockholders shall be distributed among the holders of the shares of Common Stock, Class A Common Stock, and Class B Common Stock, on a pari passu and pro rata based on the number of shares held by each such holder .

- 5 - 3. Deemed Liquidation Events. 1. Definition . Each of the following events is a "Deemed Liquidation Event" unless the holders of at least a majority of the outstanding shares of Preferred Stock (voting as a single class) (the "Requisite Holders") elect otherwise by written notice received by the Corporation at least five (5) days prior to the effective date of any such event : (a) a merger or consolidation in which (i) the Corporation is a constituent party, or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issue s shares of it s capital stock pursuan t to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities tha t represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party, or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party ; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation, except where such sale, lease, transfer or other disposition is to the Corporation or one or more wholly owned subsidiaries of the Corporation . 2.3.2 Amount Deemed Paid or Distributed. The funds and assets deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer or other disposition described in this Subsection 2 . 3 will be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity . The value of such property, rights or securities shall be determined in good faith by the Board of Directors . 3. Voting . The shares of Series Seed Preferred Stock shall be non - voting except as may otherwise be required by applicable law . Unless required by law, there shall be no cumulative voting . The number of authorized shares of Series Seed Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242 (b)(2) of the General Corporation Law . 4. Conversion . The holders of the Series Seed Preferred Stock shall have conversion rights as follows (the "Conversion Rights") :

- 6 - 4.1 Right to Convert. 1. Conversion Ratio. Each share of Series Seed Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Class A Common Stock as is determined by dividing the Original Issue Price for the Series Seed Preferred Stock by its applicable Conversion Price (as defined below) in effect at the time of conversion for the Series Seed Preferred Stock. The "Seed - 1 Preferred Conversion Price" shall initially be equal to the Seed - 1 Preferred Original Issue Price. The "Seed2 Preferred Conversion Price" shall initially be equal to the Seed - 2 Preferred Original Issue Price. The "Seed - 3 Preferred Conversion Price" shall initially be equal to the Seed - 3 Preferred Original Issue Price and collectively with the Seed - 1 Preferred Conversion Price and Seed - 2 Preferred Conversion Price, the "Conversion Price." Such initial Conversion Price, and the applicable rate at which such shares of Series Seed Preferred Stock may be converted into shares of Class A Common Stock, shall be subject to adjustment as provided below. ii . Termination of Conversion Rights . In the event of a liquidation, dissolution or winding up of the Corporation or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of the applicable Series Seed Preferred Stock . 2. Fractional Shares . The number of shares of Class ACommon Stock issuable to a holder of Preferred Stock upon conversion of such Preferred Stock shall be the nearest whole share, after aggregating all fractional interests in shares of Class A Common Stock that would otherwise be issuable upon conversion of all shares of that same series of Preferred Stock being converted by such holder (with any fractional interests after such aggregation representing 0 . 5 or greater of a whole share being entitled to a whole share) . For the avoidance of doubt, no fractional interests in shares of Class A Common Stock shall be created or issuable as a result of the conversion of the Preferred Stock pursuant to this Section 4 . 3. Mechanics of Conversion. 1. Notice of Conversion . In order for a holder of Series Seed Preferred Stock to voluntarily convert shares of Series Seed Preferred Stock into shares of Class A Common Stock, such holder shall surrender the certificate or certificates for such shares of Series Seed Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Series Seed Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series Seed Preferred Stock represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent . Such notice shall state such holder's name or the names of the nominees in which such holder wishes the

- 7 - certificate or certificates for shares of Clas s A Common Stock to be issued . If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing . The clos e of busines s on the dat e of receipt by the transfer agen t (or by the Corporation if the Corporation serves as it s own transfer agent) of such certificates (or los t certificate affidavit and agreement) and notice shall be the time of conversion (the "Conversion Time"), and the shares of Clas s A Common Stock issuabl e upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date . The Corporation shall, as soon as practicable after the Conversion Time, issu e and deliver to such holder of Serie s Seed Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of full shares of Clas s A Common Stock issuabl e upon such conversion in accordance with the provision s hereof, a certificate for the number (if any) of the shares of Series Seed Preferred Stock represented by the surrendered certificate that were not converted into Clas s A Common Stock, and cash as provided in Subsection 4 . 2 in lieu of any fraction of a share of Clas s A Common Stock otherwise issuabl e upon such conversion and payment of any declared bu t unpaid dividend s on the shares of applicable Series Seed Preferred Stock converted . 2. Reservation of Shares . The Corporation shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock ; and if at any time the number of authorized but unissued shares of Class ACommon Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate . 3. Effect of Conversion. All shares of Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive shares of Class A Common Stock in exchange therefor and to receive payment of any dividends declared but unpaid thereon . Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued as shares of Preferred Stock, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the designated number of shares of Preferred Stock accordingly . 4. No Further Adjustment. Upon any such conversion, no adjustment

- 8 - to the Conversion Price shall be made for any declared but unpaid dividends on the Series Seed Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion . 4. Adjustment for Stock Splits and Combinations . If the Corporation shall at any time or from time to time after the date on which the first share of the applicable series of Preferred Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding shares of Class ACommon Stock, the Conversion Pric e in effect immediately before tha t subdivision shall be proportionately decreased so tha t the number of shares of Clas s A Common Stock issuabl e on conversion of each share of Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Class ACommon Stock outstanding . If the Corporation shall at any time or from time to time after the Original Issu e Dat e combine the outstanding shares of Clas s A Common Stock, the Conversion Pric e in effect immediately before the combination shall be proportionately increased so tha t the number of shares of Class A Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of share s of Clas s A Common Stock outstanding . Any adjustment under this subsection shall become effective at the clos e of busines s on the date the subdivision or combination becomes effective . 5. Adjustment for Certain Dividends and Distributions . In the event the Corporation at any time or from time to time after the Seed Preferred Original Issue Date shall make or issue, or fix a record date for the determination of holders of Class A Common Stock entitled to receive, a dividend or other distribution payable on the Class A Common Stock in additional shares of Class A Common Stock, then and in each such event the Conversion Price in effect for Series Seed Preferred Stock immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction : (a) the numerator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (b) the denominator of which shall be the total number of shares of Class A Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Class A Common Stock issuable in payment of such dividend or distribution . Notwithstanding the foregoing, (i) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions ; and (ii) that no such adjustment shall be made with respect to Series Seed Preferred Stock if the holders of Series Seed Preferred Stock simultaneously receive a dividend or other distribution of shares of Class A Common Stock in a number equal to the number of shares of Class A Common Stock as they would have received if

- 9 - all outstanding shares of Series Seed Preferred Stock had been converted into Class A Common Stock on the date of such event. 6. Adjustments for Other Dividends and Distributions . In the even t the Corporation at any time or from time to time after the Seed Preferred Original Issu e Dat e shall make or issue, or fix a record dat e for the determination of holder s of Clas s A Common Stock entitled to receive, a dividend or other distribution payable in securitie s of the Corporation (other than a distribution of shares of Clas s A Common Stock in respect of outstanding shares of Class A Common Stock) or in other property and the provision s of Subsection 4 . 5 do not apply to such dividend or distribution, then and in each such even t the holder s of Series Seed Preferred Stock shall receive, simultaneously with the distribution to the holder s of Clas s A Common Stock, a dividend or other distribution of such securities or other property in an amount equa l to the amount of such securitie s or other property as they would have received if all outstanding shares of Series Seed Preferred Stock had been converted into Clas s A Common Stock on the dat e of such event . 7. Adjustment for Merger or Reorganization . etc . Subject to the provisions of Subsection 2 . 3 , if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Corporation in which the Class A Common Stock (but not Series Seed Preferred Stock) is converted into or exchanged for securities, cash or other property (other than a transaction covered by Subsections 4 . 4 , 4 . 5 or 4 . 6 ), then, following any such reorganization, recapitalization, reclassification, consolidation or merger, each share of unconverted or unexchanged Series Seed Preferred Stock shall thereafter be convertible in lieu of the Class A Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Class A Common Stock of the Corporation issuable upon conversion of one share of Series Seed Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation or merger would have been entitled to receive pursuant to such transaction ; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 4 with respect to the rights and interests thereafter of the holders of the Series Seed Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Seed Preferred Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series Seed Preferred Stock . 8. Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 30 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of affected Series Seed Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series Seed Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series Seed Preferred Stock (but in any event not later than 30 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect for the Series Seed Preferred Stock, and (ii) the number

- 10 - of shares of Class A Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of the Series Seed Preferred Stock. 9. Mandatory Conversion . Upon either (A) the closing of the sale of shares of Class A Common Stock to the public in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 , as amended, or (B) the date and time, or the occurrence of an event, specified by vote or written consent of the Requisite Holders (the time of such closing or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the "Mandatory Conversion Time"), (i) all outstanding shares of Series Seed Preferred Stock shall automatically be converted into shares of Class A Common Stock, at the then effective conversion rate and (ii) such shares may not be reissued by the Corporation . 10. Procedural Requirements. The Corporation shall notify in writing all holders of record of shares of Preferred Stock of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to Subsection 3 . 9 . Unles s otherwis e provided in this Restated Certificate, the notice need not be sent in advance of the occurrence of the Mandatory Conversion Time . Upon receipt of the notice, each holder of share s of Preferred Stock shall surrender such holder's certificate or certificates for all such shares (or, if such holder alleges tha t such certificate has been lost, stolen or destroyed, a los t certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be mad e against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Clas s A Common Stock to which such holder is entitled pursuant to this Section 4 . If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form reasonably satisfactory to the Corporation, duly executed by the registered holder or such holder's attorney duly authorized in writing . All rights with respect to the Preferred Stock converted pursuant to Subsection 4 . 9 , including the rights, if any, to receive notices and vote (other than as a holder of Clas s A Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holder s thereof to surrender the certificates at or prior to such time), excep t only the right s of the holders thereof, upon surrender of their certificate or certificates (or los t certificate affidavit and agreement) therefor, to receive the items provided for in the nex t sentenc e of this Subsection 4 . 10 . As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or los t certificate affidavit and agreement) for Preferred Stock, the Corporation shall issu e and deliver to such holder, or to such holder's nominee(s), a certificate or certificates for the number of full shares of Clas s A Common Stock issuabl e on such conversion in accordance with the provision s hereof, together with cash as provided in Subsection 4 . 2 in lieu of any fraction of a share of Clas s A Common Stock otherwise issuabl e upon such conversion and the payment of any declared bu t unpaid dividend s on the shares of Preferred Stock converted . Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter tak e such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock (and the applicable series thereof) accordingly . 5. Redeemed or Otherwise Acquired Shares. Any shares of Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries will be automatically

- 11 - and immediately cancelled and retired and shall not be reissued, sold or transferred . Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Preferred Stock following any such redemption . 6. Waiver . Any of the rights, powers, privileges and other terms of the Preferred Stock set forth herein may be waived prospectively or retrospectively on behalf of all holders of Preferred Stock by the affirmative written consent or vote of the holders of the Requisite Holders . 7. Notice of Record Date. In the event: (a) the Corporation takes a record of the holders of its Class ACommon Stock (or other capital stock or securities at the time issuable upon conversion of the Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security ; or (b) of any capital reorganization of the Corporation, any reclassification of the Class A Common Stock, or any Deemed Liquidation Event; or (c) of the voluntary or involuntary dissolution, liquidation or winding - up of the Corporation, then, and in each such case, the Corporation shall send or cause to be sent to the holders of the Seed Preferred Stock a written notice specifying, as the case may be, (i) the record date for such dividend, distribution, or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding - up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Class A Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series Seed Preferred Stock) will be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, transfer, dissolution, liquidation or winding - up, and the amount per share and character of such exchange applicable to the Seed - I Preferred Stock and the Class A Common Stock . The Corporation shall send the notice at least 20 days before the earlier of the record date or effective date for the event specified in the notice unless any such notice period shall be shortened or waived by the affirmative vote or written consent of the Requisite Holders . 9 . Notices . Except as otherwise provided herein, any notice required or permitted by the provisions of this Article IV to be given to a holder of shares of Preferred Stock must be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Delaware General Corporation Law, and will be deemed sent upon such mailing or electronic transmission . ARTICLEV.

- 12 - The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation (the "Bylaws") . The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws . ARTICLE VI. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors . In addition to the powers and authority expressly conferred upon them by statute or by this Restated Certificate or the Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation . Election of directors need not be by written ballot, unless the Bylaws so provide . ARTICLE VII. A. To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director . If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended . B. The Corporation shall indemnify, to the fullest extent permitted by applicable law, any director or officer of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding . The Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors . C. The Corporation shall have the power to indemnify, to the extent permitted by the Delaware General Corporation Law, as it presently exists or may hereafter be amended from time to time, any employee or agent of the Corporation who was or is a party or is threatened to be made a party to any Proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees),judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding . D. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any cause of action, suit or claim

- 13 - accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision. ARTICLE VIII. The Corporation reserves the right to amend or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation . ARTICLE IX. Unless the Corporation consents in writing to the selection of an alternative forum, the Cour t of Chancery in the State of Delaware shall be the sole and exclusiv e forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a clai m against the Corporation, its directors, officers or employees arising pursuan t to any provision of the Delaware General Corporation La w or the Corporation's certificate of incorporation or bylaw s or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any clai m as to which the Cour t of Chancery determines tha t ther e is an indispensable party not subject to the jurisdiction of the Cour t of Chancery (and the indispensable party does not consent to the persona l jurisdiction of the Cour t of Chancery within ten (I 0 ) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Cour t of Chancery, or for which the Cour t of Chancery does not have subject matter jurisdiction . If any provision or provision s of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision s in any other circumstance and of the remaining provision s of this Article IX (including, without limitation, each portion of any sentenc e of this Article IX containing any such provision held to be invalid, illegal or unenforceable tha t is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other person s or entities and circumstances shall not in any way be affected or impaired thereby . [Remainder of page intentionally left blank.]

That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of this corporation in accordance with Section 228 of the General Corporation Law . That this Fifth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this Corporation's Amended and Restated Certificate ofincorporation, as amended, has been duly adopted in accordance with Section 242 and 245 of the General Corporation Law . IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate ofincorporation has been executed by a duly authorized officer of this corporation on this 26 th day of November, 2025 . By: - 14 -